                         COUSINS PROPERTIES INCORPORATED
                      2500 WINDY RIDGE PARKWAY, SUITE 1600
                             ATLANTA, GEORGIA 30339

                    NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
                            TO BE HELD APRIL 28, 1995


TO THE STOCKHOLDERS OF COUSINS PROPERTIES INCORPORATED:

   NOTICE IS HEREBY GIVEN that the Annual Meeting of Stockholders of Cousins Properties Incorporated (the "Company") will be held on Friday, April 28, 1995, at 2:00 p.m., local time, at 2500 Windy Ridge Parkway, Lower Lobby Conference Room, Atlanta, Georgia 30339, for the following purposes:
      (1) To elect six (6) Directors;
      (2) To consider and act upon a proposal to amend the 1987 Restricted
   Stock Plan for Outside Directors so as to allow the outside Directors to elect to receive all or part of their compensation in the form of shares of stock of the Company;
      (3) To consider and act upon a proposal to ratify the appointment of Arthur Andersen LLP as the Company's independent auditors for the year ending December 31, 1995; and
      (4) To transact such other business as may properly come before the meeting or any adjournments thereof.
   Only stockholders of record at the close of business on March 13, 1995 will be entitled to notice of and to vote at the meeting. A list of stockholders as of the close of business on March 13, 1995 will be available at the Annual Meeting of Stockholders for examination by any stockholder, his agent or his attorney.
   Your attention is directed to the Proxy Statement submitted with this notice.
                                        By Order of the Board of Directors.
                                        TOM G. CHARLESWORTH
                                        Secretary
Atlanta, Georgia
March 28, 1995
WHETHER OR NOT YOU EXPECT TO ATTEND THE ANNUAL MEETING, YOU ARE URGED TO VOTE, DATE AND SIGN AND RETURN THE ENCLOSED PROXY IN THE ENCLOSED POSTAGE PAID ENVELOPE. IF YOU ATTEND THE ANNUAL MEETING, YOU MAY REVOKE THE PROXY AND VOTE YOUR SHARES IN PERSON.

                         COUSINS PROPERTIES INCORPORATED
                      2500 WINDY RIDGE PARKWAY, SUITE 1600
                             ATLANTA, GEORGIA 30339
                                 PROXY STATEMENT
                                       FOR
                         ANNUAL MEETING OF STOCKHOLDERS
                            TO BE HELD APRIL 28, 1995


   The accompanying proxy is solicited by the Board of Directors of Cousins Properties Incorporated (the "Company") for use at the Annual Meeting of Stockholders (the "Annual Meeting") to be held on April 28, 1995, at 2:00 p.m. local time, at 2500 Windy Ridge Parkway, Lower Lobby Conference Room, Atlanta, Georgia 30339, and any adjournments thereof. The cost of the solicitation shall be borne by the Company. When such proxy is properly executed and returned, the shares it represents will be voted at the meeting and, where a choice has been specified on the proxy, will be voted in accordance with such specification. If no choice is specified on the proxy with respect to any particular matter to be acted upon, the shares represented by the proxy will be voted in favor of such matter. The presence of holders of a majority of the outstanding shares of Common Stock will constitute a quorum for the transaction of business at the Annual Meeting. Broker non-votes are neither counted in establishing a quorum nor voted for or against matters presented for stockholder consideration. Consequently, such non-votes have no effect on the outcome of any vote. Abstentions with respect to a proposal are counted for purposes of establishing a quorum. Abstentions, however, are neither counted for or against matters presented for stockholder consideration, and as a result have no effect on the outcome of any vote. Any stockholder giving a proxy has the power to revoke it at any time before it is voted. Revocation of a proxy is effective upon receipt by the Secretary of the Company of either (i) an instrument revoking it or (ii) a duly executed proxy bearing a later date. A stockholder who is present at the Annual Meeting may also revoke his proxy and vote in person if he so desires.
   Only stockholders of record as of the close of business on March 13, 1995 will be entitled to vote at the Annual Meeting. As of that date, the Company had outstanding 27,881,070 shares of common stock, each share being entitled to one vote. No cumulative voting rights are authorized and dissenters' rights for stockholders are not applicable to the matters being proposed. The approximate date on which this Proxy Statement and the accompanying form of proxy are first being given or sent to stockholders is March 28, 1995.





                              ELECTION OF DIRECTORS

   The Board has fixed the number of Directors which shall constitute the full Board for the ensuing year at six and recommends the election of the nominees listed below, to hold office until the next annual meeting and until their successors are duly elected and qualified. All of such nominees are members of the present Board and were elected by the stockholders at the last Annual Meeting. If, at the time of the Annual Meeting, any such nominees should be unable to serve or, for good cause will not serve, the persons named in the proxy will vote for such substitute nominees or vote to reduce the number of Directors for the ensuing year, as the Board recommends. The Board has no reason to believe that any substitute nominee or nominees will be required. The proxy solicited hereby cannot be voted for the election of a person to fill a directorship for which no nominee is named in this Proxy Statement. The affirmative vote of a plurality of the shares represented at the meeting and entitled to vote is required to elect the Directors.
   Pursuant to the Company's Bylaws, the Directors could, by a majority vote, increase the number of Directors to up to 12 and fill the vacancies resulting from the increase until the next Annual Meeting. The Directors have not identified any specific persons as potential candidates to add as a Director.

                 DIRECTORS AND EXECUTIVE OFFICERS OF THE COMPANY

   The following table sets forth the name of each Director nominee, his age, the year he was first elected as a Director, the number of shares of common stock of the Company beneficially owned by him as of February 1, 1995, the percent of the common stock of the Company so owned, a brief description of his principal occupation and business experience during the last five years, directorships of certain publicly held companies presently held by him and certain other information.
   Under the rules of the Securities and Exchange Commission, a person is deemed to be a "beneficial owner" of a security if that person has or shares "voting power," which includes the power to vote, or direct the voting of, such security, or "investment power," which includes the power to dispose of, or to direct the disposition of, such security. A person is also deemed to be a beneficial owner of any securities of which that person has the right to acquire beneficial ownership within sixty days. Under these rules, more than one person may be deemed to be a beneficial owner of the same securities, and a person may be deemed to be a beneficial owner of securities as to which he has no beneficial interest. Except as indicated in the notes to the following table, the persons indicated possessed sole voting and investment power with respect to all shares set forth opposite their names.

                                                                         SHARES OF
                                                                       COMMON STOCK
                            FIRST                                       BENEFICIALLY
                             YEAR                                      OWNED AS OF
                           ELECTED          INFORMATION                 FEBRUARY 1,   PERCENT OF
     NAME             AGE  DIRECTOR    CONCERNING NOMINEES (1)            1995 (1)      CLASS
     ----             ---  --------    -----------------------          ------------  ----------
Bennett A. Brown*      65   1994   Director of Georgia Power Company.         12,660       **
                                   Formerly Chairman of
                                   NationsBank.  Formerly Chairman and
                                   Chief Executive Officer of C&S/Sovran
                                   Corporation; and the Citizens and
                                   Southern Corporation.
Richard W. Courts, II* 59   1985   Chairman of Atlantic Realty             1,252,949 (2)  4.49%
                                   Company (real estate
                                   development/ investments)
                                   for at least the last five
                                   years.  Director of Southern
                                   Mills, Inc.; Trust Company of
                                   Georgia; and Trust Company
                                   Bank.
Thomas G. Cousins      63   1962   Chairman of the Board,                  5,330,238 (3) 19.08%
                                   President and Chief
                                   Executive Officer of the
                                   Company; has been employed
                                   by Cousins since its inception.
                                   Director of NationsBank; and
                                   Shaw Industries, Inc.
Henry C. Goodrich*     74   1985   Chairman of Richgood                       15,002 (4)   **
                                   Corporation (investments)
                                   for at least the last five years.
                                   Formerly Director of Temple-Inland Inc.
                                   Formerly Chief Executive Officer
                                   of Sonat, Inc.
Boone A. Knox*         58   1969   Chairman of Allied Bankshares,            140,078 (5)   **
                                   Inc. for at least the last five years.
Richard E. Salomon*    52   1994   Managing Director of Spears, Benzak,       35,654 (6)   **
                                   Salomon & Farrell, Inc. for at least
                                   the last five years.  Director of Morgan
                                   Stanley Emerging Markets Growth
                                   Fund; and Morgan Stanley India
                                   Investment Fund, Inc.

* Member of the Audit Committee and the Compensation, Succession, Nominating and Board Structure Committee of the Board of Directors.
**  Less than 1%.


(1)    Based upon information furnished by the respective nominees.
(2) Includes 105,553 shares owned by an estate for which Mr. Courts is the sole executor. Includes 1,141,650 shares as to which Mr. Courts shares voting and investment power. Of these shares, 1,127,250 shares (4.04%) are owned by Atlantic Realty Company and 14,400 shares are held by Mr. Courts as custodian for his children. By virtue of his position with Atlantic Realty Company, Mr. Courts may be deemed to have sole voting and investment power of the shares owned by Atlantic Realty Company. Does not include 5,809 shares owned by Mr. Courts' wife, as to which Mr. Courts disclaims beneficial interest.
(3) Does not include 457,943 shares owned by Mr. Cousins' wife, as to which Mr. Cousins disclaims beneficial interest. Includes 129,294 shares as to which Mr. Cousins shares voting and investment power. Because of his beneficial ownership and management position, Mr. Cousins may be deemed to be a control person, as that term is defined by the rules of the Securities and Exchange Commission, of the Company.
(4) Does not include 30,000 shares owned by Mr. Goodrich's wife, as to which Mr. Goodrich disclaims beneficial interest.
(5) Includes 63,194 shares owned by the Knox Foundation, of which Mr. Knox is trustee, and 351 shares owned by BT Investments, a partnership of which Mr. Knox is a general partner, as to which Mr. Knox shares voting and investment power.
(6) Includes 14,054 shares as to which Mr. Salomon shares voting and investment power. Does not include 2,036,825 shares beneficially owned by Spears, Benzak, Salomon & Farrell, Inc., an investment adviser, as to which Mr. Salomon disclaims beneficial interest. See table in the "Principal Stockholders" section of this Proxy Statement with respect to said shares. Does not include 4,600 shares which are owned by a private foundation for which Mr. Salomon serves as a co-trustee, as to which Mr. Salomon disclaims beneficial interest. Does not include 3,500 shares owned by Mr. Salomon's wife, as to which Mr. Salomon disclaims beneficial interest.
   There are no family relationships among the Directors or Executive Officers of the Company.
   The Board of Directors held 4 regular meetings and one special meeting during 1994. The Board had two standing committees -- the Audit Committee and the Compensation, Succession, Nominating and Board Structure Committee. Each Committee held one meeting during 1994. Each Director attended at least 75% of all Board of Directors and Committee meetings.


   As described under Committee Report on Compensation, the Compensation, Succession, Nominating and Board Structure Committee sets and administers the policies that govern executive compensation. This committee also has oversight over the Company's management succession and development programs and has oversight over all personnel related matters involving senior officers of the Company. This committee also makes recommendations regarding composition and size of the Board of Directors, reviews qualifications of Board candidates and the effectiveness of incumbent directors, recommends a schedule of fees, tenure and retirement of Board members, recommends a slate of officers of the Company annually, and recommends from time to time the removal and promotion of such officers as well as the appointment of replacements.
   The Audit Committee makes recommendations concerning the engagement or discharge of the Company's independent auditors, reviews with the independent auditors the audit plan and results of the audit engagement, reviews the scope and results of the Company's internal auditing procedures and the adequacy of its accounting controls, reviews the independence of the independent auditors and considers the reasonableness of the independent auditors' audit and non-audit fees.
                               EXECUTIVE OFFICERS

   The following table sets forth the number and percentage of shares of common stock of the Company beneficially owned by the four most highly compensated Executive Officers of the Company other than the Chief Executive Officer, who is included above, and by all Officers and Directors of the Company as a group, as of February 1, 1995.

                                   SHARES OF COMMON STOCK
                                   BENEFICIALLY OWNED ON
          NAME                      FEBRUARY 1, 1995 (1)  PERCENT OF CLASS
          ----                     ---------------------- ----------------
     Vipin L. Patel,
       Senior Executive Vice President       514,153 (1)      1.82%
     Daniel M. DuPree,
       Senior Vice President                  18,914 (2)          *
     John L. Murphy,
       Senior Vice President                  50,854 (3)          *
     William C. Smith
       Senior Vice President - Management
        and Acquisitions                       7,159 (4)              *

     Total for all Executive Officers and
       Directors as a group (15 persons)   7,510,959 (5)     26.43%

- ---------------
* Less than 1%

(1) Includes 61,461 shares held by the Company's Profit Sharing Plan in other than self-directed accounts. Mr. Patel, as co-trustee of that Plan, shares voting and investment power with respect to such shares. Mr. Patel has no beneficial interest in any of those shares. The above total also includes 351,228 shares subject to presently exercisable options.
(2) Includes 8,000 shares subject to presently exercisable options and 1,614 shares allocated to Mr. DuPree from the Company's Profit Sharing Plan.
(3) Includes 41,000 shares subject to presently exercisable options and 8,854 shares allocated to Mr. Murphy from the Company's Profit Sharing Plan.
(4) Includes 6,000 shares subject to presently exercisable options and 559 shares allocated to Mr. Smith from the Company's Profit Sharing Plan.
(5) Includes a total of 540,228 shares subject to presently exercisable stock options. Includes 1,410,004 shares as to which Executive Officers and Directors share voting and investment power with others. Does not include 501,852 shares owned by wives and other affiliates of Executive Officers and Directors, as to which such Executive Officers and Directors disclaim beneficial interest.
   Mr. Daniel M. DuPree served as a general partner of Merchant's Walk Associates Limited Partnership, a Florida limited partnership unrelated to the Company, which filed for bankruptcy under the federal bankruptcy laws in 1992.




                             EXECUTIVE COMPENSATION

                           SUMMARY COMPENSATION TABLE
   The following information is furnished with respect to the Chief Executive Officer and each of the other four most highly compensated Executive Officers of the Company (collectively, the "Named Executive Officers") and includes salary and bonuses paid by the Company, Cousins Real Estate Corporation ("CREC") and Cousins/New Market Development Company, Inc. ("CNM"). The salary and bonus columns have been adjusted for 1992 to include compensation paid by Cousins Management, Inc., which was acquired by the Company in November 1992.

                              ANNUAL COMPENSATION (1)  LONG TERM COMPENSATION
                              -----------------------  ----------------------
                                                         # OF
                                                        OPTIONS/               ALL OTHER
                                                         SARS           LTIP      COMPENSATION
     NAME               YEAR   SALARY(2)  BONUS(3)      AWARDED   PAYOUTS (4)      (5)
Thomas G. Cousins       1994   $350,000   $208,834       50,000          -  $21,624
                        1993    393,700    250,000            -          -   32,566
                        1992    378,525    200,000            -          -   36,370
Vipin L. Patel          1994    291,000    152,640       40,000    $19,208   19,872
                        1993    281,200    160,000       50,000     17,115   30,814
                        1992    270,375     95,500       40,000     13,932   34,618
Daniel M. DuPree (6)    1994    216,100    143,194       40,000          -   16,620
                        1993    208,800    150,000      105,000          -   26,347
                        1992     31,900          -         -          -        -
John L. Murphy          1994    189,875     59,459       10,000          -   17,340
                        1993    183,450    100,000       15,000          -   28,282
                        1992    176,400     25,000       25,000          -   28,382
William C. Smith (7)    1994    200,000     31,978       10,000          -   15,870
                        1993     64,415      1,000       30,000          -        -
                        1992          -          -         -          -        -

(1) Excludes perquisites and other personal benefits, the aggregate amount of which did not in the case of any individual exceed $10,000.
(2) Salary amounts disclosed are before reductions in compensation elected by the executives for medical, child care and related benefits.
(3) The bonus amounts include common stock awarded in lieu of cash valued at $95,250, $69,056, $68,263, $15,875 and $9,525 for Messrs. Cousins, Patel,
  DuPree, Murphy and Smith, respectively.
(4) Long-Term Incentive Plans ("LTIP") Payouts are cash payments made under Deferred Payment Agreements. See footnote (1) to the Aggregated Option table where these Deferred Payment Agreements are discussed.
(5) All Other Compensation includes the Company's annual contribution of $15,000 to the Company's Profit Sharing Plan on behalf of each of Messrs. Cousins, Patel, DuPree, Murphy and Smith, as well as life insurance premiums paid by the Company on behalf of the Named Executive Officers for life insurance in excess of $50,000.
  The Company maintains a Profit Sharing Plan for the benefit of all of the Company's full time salaried employees. The annual contribution is determined by the Boards of Directors of the Company, CREC and CNM and is allocated among eligible participants. Contributions become vested over a six-year period. Vested benefits are generally paid to participants upon retirement, but may be paid earlier in certain circumstances, such as death, disability, or termination of employment.
(6)    Mr. DuPree joined the Company effective October 30, 1992.
(7)    Mr. Smith joined the Company effective September 1, 1993.

                      OPTION/SAR GRANTS IN LAST FISCAL YEAR

   The following table sets forth certain information with respect to options and SARs granted to the Named Executive Officers for the year ended December 31, 1994.

<OPTION>
                                   INDIVIDUAL GRANTS
                     --------------------------------------------------
                     PERCENT OF
                      TOTAL
                     OPTIONS/
                       SARS
                       # OF       GRANTED TO
                      OPTIONS/    EMPLOYEES   EXERCISE OR
                        SARS      IN FISCAL    BASE PRICE    EXPIRATION  GRANT DATE
     NAME            GRANTED (1)    YEAR      ($/SHARE) (2)     DATE      VALUE (3)
     ----            -----------  ---------   -------------  ----------  ----------
Thomas G. Cousins      50,000      18%           $15.75       11/22/04    $149,500
Vipin L. Patel         40,000      14%           $15.75       11/22/04     119,600
Daniel M. DuPree       40,000      14%           $15.75       11/22/04     119,600
John L. Murphy         10,000       4%           $15.75       11/22/04      29,900
William C. Smith       10,000       4%           $15.75       11/22/04      29,900

(1)    Options vest over a period of five years.
(2) All options were granted at prices equal to the market value of the underlying stock on the date of grant.
(3) The Black-Scholes option pricing model was used to determine the grant date value. This model assumes a risk free rate of 10 year U.S. Government Obligations as of grant dates, one year closing price volatility, dividend rates which existed as of the date of grant and an exercise period of 10 years.


              AGGREGATED OPTIONS/SAR EXERCISES IN LAST FISCAL YEAR
                      AND FISCAL YEAR END OPTION/SAR VALUES

   The following table sets forth certain information with respect to options exercised and the value of unexercised options and SARs held by the Named Executive Officers of the Company at December 31, 1994.

                                                 VALUE OF
                                                  NUMBER OF            UNEXERCISED
                            # OF                 UNEXERCISED         IN-THE-MONEY
                           SHARES              OPTIONS AND SARS     OPTIONS AND SARS
                          ACQUIRED                 AT FY-END        AT FY-END ($)
                             ON       VALUE       EXERCISABLE/      EXERCISABLE/
            NAME          EXERCISE   REALIZED   UNEXERCISABLE (1)   UNEXERCISABLE (2)
            ----          --------   --------   -----------------   -----------------
     Thomas G. Cousins         -            -      50,000/ 50,000   $   54,250/$ 81,250
     Vipin L. Patel       11,784     $145,002     395,557/134,000   $1,851,500/$347,450
     Daniel M. DuPree          -            -      21,000/124,000   $   15,500/$127,000
     John L. Murphy            -            -      65,000/ 53,000   $  274,095/$153,695
     William C. SmitH          -            -       6,000/ 34,000   $   -    /$  16,250

(1) In order to compensate the holders of unexercised stock options and SARs for decreases in the underlying value of shares subject to the options and SARs which result from certain capital gains distributions to stockholders, the Company issued Deferred Payment Agreements from 1988 to 1991 to holders of unexercised stock options, and adjusted downward the grant value of unexercised SARs, at the time of each such distribution. The Deferred
  Payment Agreements provide for a fixed cash payment to stock option holders upon exercise of the options in an amount approximately equal to the amount of the capital gain distribution that would have been payable on the shares subject to the options if the options had been exercised prior to the record date for the distributions.
(2) The value of unexercised in-the-money options has been calculated by reducing the option price per share by the Deferred Payment Agreement before subtracting the fair market price per share of the Company's stock.
                        COMMITTEE REPORT ON COMPENSATION

   The Compensation, Succession, Nominating and Board Structure Committee of the Company's Board of Directors (the "Committee") is responsible for ensuring that a proper system of short and long term compensation is in place to provide performance-oriented incentives to management. Its report on compensation is as follows:
   Each executive officer's compensation is determined annually by the Committee. Senior management makes recommendations to the Committee regarding each executive officer's compensation (except the Chief Executive Officer's compensation), including recommendations for base salary for the succeeding year and discretionary cash bonuses and stock option awards for the current year.
The Committee considers such recommendations and the factors discussed below in determining each executive officer's compensation.
   The components of the Company's executive compensation program are base salaries, bonuses, stock options and profit sharing contributions.
   Base Salary. Each executive officer's base salary is based upon the competitive market for the executive officer's services, including the executive's specific responsibilities, experience and overall performance. The Committee reviews each executive officer's base salary annually and generally adjusts the base salary to account for inflation, any change in the executive's responsibilities and any change in the competitive market for salaries. The Committee's knowledge of competitive salaries is based upon the experience of its members, all of whom have experience serving on other boards of directors. During 1994, the Committee's knowledge was supplemented by real estate executive compensation salary information available through an industry trade group, and publicly disclosed information of similar companies.
   Bonus. The Committee awards discretionary year-end bonuses to the Company's executive officers on a subjective basis. In determining bonuses, the Committee considers the Company's overall performance for the year and the accomplishments of each executive in his area of responsibility. In 1994, the Committee awarded a portion of the year-end bonuses in shares of the Company's stock in lieu of cash in order to provide an additional mechanism for aligning senior executives' interests with stockholders' interest. The mix of cash and stock for a particular executive was determined in part by reference to such executive's present holdings of Company stock.
   The Committee believes that the Company's overall performance is best measured by the enhancement of long-term stockholder value. The Committee believes that, as a result of the nature of the Company's business, the Company's annual reported net income may not be the best indicator of the Company's overall performance for that year. The Company's investment goal is to invest in assets that provide the opportunity for cash flow growth and capital appreciation in real terms. Under generally accepted accounting principles, unrealized capital appreciation of any of the Company's assets and fees generated by majority owned projects are not reflected in the Company's net income or cash flow until the asset is sold. Conversely, fees generated by non-majority owned joint ventures and start-up losses of major real estate developments are reflected in the Company's earnings. Therefore, the Company's net income and cash flow for any year may be affected by sale transactions and fees generated by, and also by start-up losses of, major real estate developments during the year, which transactions and developments do not necessarily recur. Accordingly, the Committee believes that the Company's overall performance in any year should be judged subjectively based on the Company's performance in all aspects of the Company's business during that year, including development, leasing, management, property sales and acquisitions and capital formation, as well as financial accomplishments.
   In determining bonuses for 1994, the Committee considered, among other factors, the 30% increase in funds from operations per share; leasing (including renewals and subleasing) of approximately 314,000 square feet of office space; commencement of two new office buildings; completion of development within budget of the North Point Phase I and Presidential Market Phase I power centers; commencement of development of two new power centers and two power center expansions, and substantial progress in the predevelopment of several other power centers; and the sale of approximately $10 million of land held for investment.
   Stock Option Awards. The Committee awards discretionary stock options to executive officers. Stock option awards are made annually in conjunction with the award of annual bonuses and generally are based on the same factors considered in determining each executive officer's annual bonus (i.e. the Company's overall performance for the year and the accomplishments of each executive in his area of responsibility). In addition, in determining the mix of stock option award, stock bonuses and cash bonuses, the Committee considered the executive's present holdings of Company stock and stock options, and the degree to which options should be used as a long term retention mechanism for the individual executive. The Committee believes that stock option awards are important elements in the Company's compensation structure since such awards generally align the interests of the employees with the interests of the stockholders.
   Profit Sharing Plan. The Company maintains a profit sharing plan for the benefit of its executive officers and other employees. The Board of Directors determines the Company's annual contribution under the profit sharing plan. The annual contribution is allocated among eligible employees of the Company in accordance with each such employee's compensation. At December 31, 1994, approximately 67% of the profit sharing plan was invested in the Company's common stock.
   Compensation of Chief Executive Officer. Mr. Thomas G. Cousins has been the Chief Executive Officer of the Company since its founding in 1958 and beneficially owns approximately 19% of the Company's common stock. The Committee believes that Mr. Cousins is responsible for much of the Company's success. Mr. Cousins has hired and developed an outstanding management group and has furnished leadership in all areas of the Company's business. In determining Mr. Cousins' bonus for 1994, the Committee considered Mr. Cousins' significant role in each of the accomplishments of the Company in 1994 described above. In determining to award some portion of Mr. Cousins' year-end bonus in stock and to award some stock options to him, the Committee considered the fact that his overall holdings of Company stock were diluted in the last two public stock offerings.

                              COMPENSATION, SUCCESSION, NOMINATING
                              AND BOARD STRUCTURE COMMITTEE
February 3, 1994
                              Richard W. Courts, II, Chairman
                              Bennett A. Brown
                              Henry C. Goodrich
                              Boone A. Knox
                              Richard E. Salomon


                 COMPARISON OF FIVE YEAR CUMULATIVE TOTAL RETURN

The following table compares cumulative total returns of the Company and the indicated indexes assuming an investment of $100 on January, 1990 and reinvestment of dividends.

                                             Fiscal Year Ended December 31
                                    ------------------------------------------------
       Company/Index                1989    1990     1991     1992     1993     1994
       -------------                ----    ----     ----     ----     ----     ----
Cousins Properties Incorporated      100    64.35    80.26   102.99   122.41   136.14
New York Stock Exchange Index        100    95.92   124.12   129.96   147.56   144.69
Standard & Poor 500 Index            100    96.88   126.42   136.08   149.80   149.80
NAREIT Equity REIT Index             100    84.65   114.86   131.62   157.49   162.49
Media General Industry Group 44 -
  Real Estate Index (1)              100    56.29    68.15    74.43    91.57    83.18

 (1) This index is published by Media General Financial Services and includes the Company and 77 other real estate companies.


                            COMPENSATION OF DIRECTORS

   Each Director who is not an Officer will earn an $8,000 annual retainer (to be increased by $5,000 as discussed below) plus $1,000 for each Board meeting and each Committee meeting attended. Committee Chairpersons will be paid an additional $1,000 annual fee.
   Under the 1987 Restricted Stock Plan for Outside Directors ("Director Stock Plan"), in April 1993 Mr. Courts, Mr. Goodrich and Mr. Knox were each awarded two blocks of the Company's stock with a value of $5,000 for each block. Under the same plan, in April of 1994, Mr. Brown and Mr. Salomon were awarded two blocks of the Company's stock with a value of $5,000 for each block. One block of stock is subject to forfeiture if a Director's service terminates prior to the one year term for membership ending on the first anniversary of the date of the grant, and the other is subject to forfeiture if a Director's service terminates prior to the one year term for membership ending on the second anniversary of the date of the grant.

   As described more fully below, the Board has acted to amend the Director Stock Plan, subject to shareholder approval, to (i) eliminate the future grant of the forfeitable shares such as are described in the preceding paragraph, (ii) increase the annual fees by $5,000 per year for years after the second anniversary of the grants of forfeitable shares described in the preceding paragraph and (iii) allow each Director to elect to receive all or part of such Director's compensation in shares of Company stock. See "Approval of Amendments to 1987 Restricted Stock Plan for Outside Directors" section, below.

                          COMPLIANCE WITH SECTION 16(A)
                     OF THE SECURITIES EXCHANGE ACT OF 1934

   Section 16(a) of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), requires the Company's officers, directors and persons who own more than 10% of the Company's Common Stock to file certain reports with respect to each such person's beneficial ownership of the Company's Common Stock. In addition, Item 405 of Regulations S-K requires the Company to identify in its proxy statement each reporting person who failed to file on a timely basis reports required by Section 16(a) of the Exchange Act during the most recent fiscal year or the prior fiscal year. Based upon information supplied to the Company, the Company believes that all required reports were timely filed.

                              CERTAIN TRANSACTIONS

   The Company and an affiliate of Thomas G. Cousins each own a 50% interest in an airplane and each pay the expenses related to the airplane based upon usage. This aircraft was acquired in the fourth quarter of 1994, payment being made through trade-in of a similarly owned aircraft and payment by the Company and Mr. Cousins' affiliate of their pro rata share of the remainder of the purchase price ($718,000 each). The Company and an affiliate of Mr. Cousins also each own a 25% interest in an airplane hangar. The Company and the affiliate of Mr. Cousins each paid 25% of the aggregate cost of the hangar, and each pays 25% of the expenses related to the hangar. The Company's portion of shared airplane and hangar expenses totaled $66,760 in 1994.
   One of the Company's joint ventures leased space to CREC and to CNM in 1994. Under the terms of the lease and sublease, these entities paid rent at a rate equal to the rate that the Company was obligated to pay for such space under its lease. Mr. Cousins and Mr. Patel are directors of CREC and CNM. Mr. Cousins, Mr. Patel, Mr. Murphy and Mr. Smith are officers of CREC. Mr. DuPree is an officer of CNM. The financial results of CREC and CNM are included in the Company's consolidated results of operations. Thomas G. Cousins, Chairman of the Board and President of the Company, owns all of the voting common stock of CREC. CREC owns all of the common stock of CNM.
   In October of 1992, CNM acquired certain assets of New Market Companies, Inc. and certain affiliates ("NM Entities") (said acquisition referred to as the "NM Acquisition"). Mr. DuPree was a principal owner and employee of the NM Entities. In October of 1992, Mr. DuPree was employed as President of CNM. Prior to the NM Acquisition, Mr. DuPree had personally acquired, either directly or indirectly, ownership interests in certain shopping center properties, including ownership interests in Mansell Crossing Associates, Ashford Perimeter Associates, L.P. and Merchants Walk Associates, L.P. (the "Partnerships"). Mr. DuPree retained these interests after the NM Acquisition. Either in connection with the NM Acquisition or shortly thereafter, CNM became the developer of the shopping center properties owned by the Partnerships. The terms of CNM's development arrangements were negotiated prior to Mr. DuPree's employment by CNM. In 1994, CNM earned $932,440 in development fees, leasing fees and other income from the Partnerships. The Company does not anticipate that Mr. DuPree or any other employee will have an ownership interest in development projects or owned properties which are commenced or acquired subsequent to the NM Acquisition.

                         APPROVAL OF AMENDMENTS TO 1987
                   RESTRICTED STOCK PLAN FOR OUTSIDE DIRECTORS

   The Company maintains the 1987 Restricted Stock Plan for Outside Directors (the "Original Plan"), which Stock Plan was approved previously by both the Board of Directors and the Company's stockholders. Pursuant to this plan the Outside Directors received certain annual awards of restricted shares of common stock of the Company. For example, in April of 1993, Mr. Courts, Mr. Goodrich and Mr. Knox were each awarded two blocks of the Company's stock with a value of $5,000 for each block. Further, in April of 1994, Mr. Brown and Mr. Salomon were awarded two blocks of the Company's stock with a value of $5,000 for each block. One block of each Director's stock is subject to forfeiture if the Director's service terminates prior to the one year term ending on the first anniversary of the date of the grant, and the other is subject to forfeiture if the Director's service terminates prior to the one year term ending on the second anniversary of the date of the grant.

   The Board of Directors of the Company has adopted the amended and restated Cousins Properties Incorporated Stock Plan for Outside Directors (the "Amended Plan"), subject to approval by the Company's stockholders at the Annual Meeting. As with the Original Plan, the primary purpose of the Amended Plan is to attract and retain well-qualified persons who are not employees of the Company for service as Directors of the Company and to provide incentives to such Directors through the award of shares of the Company's common stock. The number of shares of common stock reserved for issuance under the Amended Plan will be 150,000, including 25,000 shares reserved under the Original Plan.

   The eligibility requirements under the Amended Plan will be the same as the current eligibility requirements. Specifically, all Directors of the Company who are not otherwise employees of the Company ("Outside Directors") will be eligible to participate in the Amended Plan. Therefore, all Directors presently in office, except Mr. Thomas G. Cousins, will be eligible to participate in the Amended Plan.

   Pursuant to the terms of the Amended Plan, each Outside Director will have the right on or after April 28, 1995 to elect to receive shares of the Company's common stock in lieu of cash with respect to all or a specific percentage of (i) any installment of his or her annual retainer, including, beginning after the last one-year term for membership on the Company's Board of Directors for which shares of common stock previously were awarded under the Original Plan, an annual amount of $5,000, which previously was payable in shares of common stock under the Original Plan, (ii) any fee payable to him or her for attending a meeting of the Company's Board of Directors or a committee thereof and (iii) any fee payable to him or to her for serving as the chairperson of a committee of the Company's Board of Directors. Any election to receive common stock in lieu of cash must be made in writing and will only be effective six months after the date the Outside Director delivers such election to the Secretary of the Company. Any election may apply to one, or more than one, cash payment described above. Any election to receive shares of common stock subsequently may be revoked and a new election may be made. Any subsequent election also must be in writing and will only be effective six months after the date the Outside Director delivers such election to the Secretary of the Company. There will be no limit on the number of elections which an Outside Director can make pursuant to the Amended Plan.

   The number of shares of common stock which an Outside Director will receive in lieu of cash will be determined by the Company by dividing the amount of the cash payment which the Director has elected to receive in the form of common stock by the Market Price (as defined) of a share of common stock on the Issuance Date (as defined), and by rounding down to the nearest whole share of common stock. Such shares will be issued to the Outside Director as of the Issuance Date. For purposes of the Amended Plan, Market Price means the average between the high and the low prices as reported for a day on the national securities exchange on which the common stock is actively traded, as such prices are accurately reported in The Wall Street Journal or, if there is no such report for such day, such prices as so reported for the last business day before such day. Issuance Date means (i) with respect to shares to be issued for fees earned on the date of a regular quarterly Board meeting, the date of such meeting and (ii) with respect to shares to be issued for fees earned between regularly quarterly Board meetings, the date of the next regular Board meeting. Shares of common stock issued under the Amended Plan may, at the Company's discretion, be treasury shares or authorized but unissued shares of common stock.

   The Board of Directors of the Company may amend the Amended Plan from time to time; provided, that no amendment will become effective absent the approval of the Company's stockholders to the extent such amendment (under the terms of Rule 16b-3 of the Securities Exchange Act of 1934, as amended would (i) materially increase the benefits accruing to participants under the plan, (ii) materially increase the number of securities which may be issued under the plan, or (iii) materially modify the requirements as to eligibility for participation in the plan. In addition, the Company's Board of Directors will have the right to terminate the Amended Plan at any time (subject to certain acceleration provisions relating to vesting of shares issued pursuant to the Original Plan).

   In the event the Company's stockholders approve the Amended Plan, all awards made under the Original Plan will remain in effect subject to the terms and conditions of the Original Plan. However, no additional awards will be made under the Original Plan after April 28, 1995.





   The full text of the Amended Plan is attached to this Proxy as Exhibit "A." The amendment of the Original Plan requires the approval of the holders of a majority of the shares represented at the Annual Meeting.

   Management and the Board recommend a vote FOR the amendment of the Original Plan.

                             PRINCIPAL STOCKHOLDERS

   The following table sets forth certain information concerning each person known to the Company's Board of Directors to be the "beneficial owner," as such term is defined by the rules of the Securities and Exchange Commission, of more than 5% of the outstanding shares of the Company's common stock:

    NAME AND                                                          PERCENT
    ADDRESS                          AMOUNT BENEFICIALLY OWNED       OF CLASS
    --------                         -------------------------       --------
Thomas G. Cousins                         5,330,238(1)(3)             19.08%
2500 Windy Ridge Parkway
Suite 1600
Atlanta, Georgia  30339
Spears, Benzak, Salomon & Farrell, Inc.   2,036,825(2)(4)              7.31%
45 Rockefeller Plaza
New York, New York  10111
Cohen & Steers Capital Management, Inc.   1,644,800(2)(5)              5.90%
757 Third Avenue
New York, New York  10017
Southeastern Asset Management, Inc.       1,553,500(2)(6)              5.57%
6075 Poplar Avenue
Suite 900
Memphis, Tennessee 38119

(1)    Ownership is as of February 1, 1995.
(2)    Ownership is as of December 31, 1994.
(3) Does not include 457,943 shares owned by Mr. Cousins' wife, as to which Mr. Cousins disclaims beneficial interest. Includes 129,294 shares as to which Mr. Cousins shares voting and investment power. Because of his beneficial ownership and management position, Mr. Cousins may be deemed to be a control person, as that term is defined by the rules of the Securities and Exchange Commission, of the Company.
(4) The beneficial owner is an investment adviser. The beneficial owner has indicated that it has no power to vote or direct the vote of such shares. It has also indicated that it shares the power to dispose or direct the disposition of such shares with various customers for whom the shares were purchased, but in each case the customer has the ultimate power to dispose and may at any time revoke the beneficial owner's authority to dispose. The beneficial owner has represented to the Company that neither the beneficial owner nor any of its clients holds shares in violation of Article 11 of the Restated Articles of Incorporation of the Company. Mr. Salomon, a Director of the Company, is a Managing Director of Spears, Benzak, Salomon & Farrell, Inc.
(5) The beneficial owner is an investment adviser. The beneficial owner has indicated that it has sole voting power over 1,545,400 shares and sole dispositive power over 1,644,800 shares. The beneficial owner has represented to the Company that neither the beneficial owner nor any of its clients holds shares in violation of Article 11 of the Restated Articles of Incorporation of the Company.
(6) The beneficial owner is an investment adviser. Mr. O. Mason Hawkins is a co-filer of Schedule 13G in the event he could be deemed a controlling person of the investment adviser. The beneficial owner has indicated that it has sole voting power over 482,000 shares and sole dispositive power over 490,100 shares. It has also indicated that it has shared voting power and shared dispositive power over 1,050,200 shares. The beneficial owner has also represented to the Company that neither the beneficial owner nor any of its clients holds shares in violation of Article 11 of the Restated Articles of Incorporation of the Company.
               RATIFICATION OF APPOINTMENT OF INDEPENDENT AUDITORS

   The Board of Directors has appointed the firm of Arthur Andersen LLP, subject to such appointment being ratified by the stockholders at the Annual Meeting, to audit the accounts of the Company and its consolidated entities and to perform such other services as may be required for the year ending December 31, 1995. Should this firm be unable to perform the requested services for any reason or not be ratified by the stockholders, the Directors will appoint other independent auditors to serve for the remainder of the year. An Arthur Andersen LLP representative will be present at the Annual Meeting and will have the opportunity to make a statement if he so desires and will be available to respond to stockholder questions. The affirmative vote of a majority of the shares represented at the Annual Meeting is required to ratify this appointment.
                              FINANCIAL STATEMENTS

   The Company's annual report for the year ended December 31, 1994, including audited financial statements, is being mailed together with this Proxy Statement. The annual report does not form any part of the materials for solicitation of proxies.



                   STOCKHOLDER PROPOSALS AT THE COMPANY'S NEXT
                         ANNUAL MEETING OF STOCKHOLDERS

   Stockholders who intend to submit proposals for consideration at the Company's next annual meeting of stockholders must submit such proposals to the Company no later than November 29, 1995, in order to be considered for inclusion in the proxy statement and form of proxy to be distributed by the Board in connection with that meeting. Stockholder proposals should be submitted to Tom
G. Charlesworth, 2500 Windy Ridge Parkway, Suite 1600, Atlanta, Georgia 30339.

                                  OTHER MATTERS

   The minutes of the Annual Meeting of Stockholders held on April 26, 1994 will be presented at the meeting, but it is not intended that action taken under the proxy will constitute approval of the matters referred to in such Minutes. The Board knows of no other matters to be brought before the meeting. However, if any other matters should come before the meeting the persons named in the proxy will vote such proxy in accordance with their judgment on such matters.

                            EXPENSES OF SOLICITATION

   The cost of proxy solicitation will be borne by the Company. In an effort to have as large a representation at the meeting as possible, special solicitation of proxies may, in certain instances, be made personally, or by telephone, telegraph, or mail by one or more Company employees. The Company will also reimburse brokers, banks, nominees and other fiduciaries for postage and reasonable clerical expenses of forwarding the proxy materials to their principals, the beneficial owners of the Company's stock.

                              TOM G. CHARLESWORTH
                              Secretary



March 28, 1995

                                   EXHIBIT "A"








                         COUSINS PROPERTIES INCORPORATED
                        STOCK PLAN FOR OUTSIDE DIRECTORS

                                TABLE OF CONTENTS


                                                         PAGE

Section 1.                                           PURPOSE     A-1
Section 2.                                       DEFINITIONS     A-1
   2.1.                                                  CPI     A-1
   2.2.                                        Issuance Date     A-1
   2.3.                                         Market Price     A-1
   2.4.                                            Old Plan      A-1
   2.5.                                        One Year Term     A-1
   2.6.                                    Outside Director1
   2.7.                                                 Plan     A-1
   2.8.                                                Stock     A-1
Section 3.                             STOCK IN LIEU OF CASH     A-2
   3.1.                                     Available Shares     A-2
   3.2.                                             Election     A-2
   3.3.                                   Election Procedure     A-2
   3.4.                                     Number of Shares     A-2
   3.5.                                  Insufficient Shares     A-2
Section 4.                                          OLD PLAN     A-3
Section 5.                                     MISCELLANEOUS     A-3
   5.1.                                           References     A-3
   5.2.                                         Construction     A-3
   5.3.                                       Stock Transfer     A-3
   5.4.                                      Source of Stock     A-3
   5.5.                                 Shareholder Approval     A-3
   5.6.                                            Amendment     A-3
   5.7.                                          Termination     A-4




                                    ECTION 1.

                                     PURPOSE

       The primary purpose of this Plan is to attract and retain well qualified individuals as Outside Directors of CPI by granting Outside Directors the right to elect to receive compensation in Stock in lieu of cash subject to the terms and conditions set forth in this Plan. This Plan is an amendment and restatement of the Cousins Properties Incorporated 1987 Restricted Stock Plan for Outside Directors.

                                   SECTION 2.

                                   DEFINITIONS

       2.1. CPI -- means Cousins Properties Incorporated and any successor to such corporation.

       2.2. Issuance Date -- means (i) with respect to shares to be issued for fees earned on the date of a regular quarterly Board meeting, the date of such meeting and (ii) with respect to shares to be issued for fees earned between regular quarterly Board meetings, the date of the next regular Board meeting.

       2.3. Market Price -- means the average between the high and the low price as reported for a day on the national securities exchange on which Stock is actively traded, as such prices are accurately reported in The Wall Street Journal or, if there is no such report for such day, such prices as so reported for the last business day before such day.

       2.4. Old Plan -- means the Cousins Properties Incorporated 1987 Restricted Stock Plan for Outside Directors as in effect before the amendment and restatement of such plan in the form of this Plan.

       2.5. One Year Term -- means a one year term for membership on CPI's Board of Directors.

       2.6. Outside Director -- means a member of the Board of Directors of CPI who performs no services whatsoever for CPI as a common law employee of CPI.

       2.7. Plan -- means this Cousins Properties Incorporated Stock Plan for Outside Directors, as such plan may be amended from time to time.

       2.8.  Stock -- means the $1.00 par value common stock of CPI.





                                   SECTION 3.

                              STOCK IN LIEU OF CASH

       3.1. Available Shares. There shall be 150,000 shares of Stock made available for payments to Outside Directors under this Plan, including the shares issued under this plan as of April 28, 1995.

       3.2. Election. Each Outside Director shall have the right on or after April 28, 1995 to elect (in accordance with Section 3.3) to receive Stock in lieu of cash with respect to all or a specific percentage of

          (a) any installment of his or her annual retainer, including, beginning after the last One Year Term for which shares of Stock previously have been awarded under the Old Plan, an annual amount of $5,000.00, which previously was payable in shares of Stock under such Old Plan,

          (b) any fee payable to him or to her for attending a meeting of CPI's Board of Directors or a committee of such Board of Directors, and

          (c) any fee payable to him or to her for serving as the chairperson of a committee of CPI's Board of Directors.

       3.3.  Election Procedure.  An election by an Outside Director under
Section 3.2 to receive Stock in lieu of cash shall be made in writing and shall be effective six months after the date the Outside Director delivers such election to the Secretary of CPI. An election may apply to one, or more than one, cash payment described in Section 3.2. After an Outside Director has made an election under this Section 3.3, he or she may elect to revoke such election or may elect to revoke such election and make a new election. Any such subsequent election shall be made in writing and shall be effective six months after the date the Outside Director delivers such election to the Secretary of CPI. There shall be no limit on the number of elections which an Outside Director can make under this Section 3.3.

       3.4. Number of Shares. The number of shares of Stock which an Outside Director shall receive in lieu of any cash payment shall be determined by CPI by dividing the amount of the cash payment which the Outside Director has elected under Section 3.2 to receive in the form of Stock by the Market Price of a share of Stock on the Issuance Date, and by rounding down to the nearest whole share of Stock. Such shares shall be issued to the Outside Director as of the Issuance Date.

       3.5. Insufficient Shares. If the number of shares of Stock available under this Plan are insufficient as of any date to issue the Stock called for under Section 3.4, CPI shall issue Stock under Section 3.4 to each Outside Director based on a fraction of the then available shares of Stock, the numerator of which fraction shall equal the amount of the cash payment to the Outside Director on which the issuance of such Stock was to be based under
Section 3.4 and the denominator of which shall equal the amount of the total cash payments to all Outside Directors on which the issuance of such Stock was to be based under Section 3.4. All elections made under this Section 3 thereafter shall be null and void, and no further Stock shall be issued under this Plan with respect to any such elections.

                                   SECTION 4.

                                    OLD PLAN

          All awards made under the Old Plan shall remain in effect subject to the terms and conditions of the Old Plan. However, no additional awards shall be made under the Old Plan after April 28, 1995.
                                   SECTION 5.

                                  MISCELLANEOUS

       5.1. References. All references made to sections under this Plan shall be to sections of this Plan.

       5.2. Construction. The headings and sub-headings in this Plan have been included for convenience of reference only. This Plan shall be construed in accordance with the laws of the State of Georgia.

       5.3. Stock Transfer. If any Stock issued under this Plan has not been registered under the Securities Act of 1933, as amended, or any applicable state securities law at the time such Stock is issued, CPI shall have the right as a condition to the issuance of such Stock to require the Outside Director to make such representations or take such other or additional action to satisfy any requirements of, or any exemptions to, any applicable state or federal securities laws respecting such issuance as CPI deems necessary or appropriate under the circumstances, and no such issuance shall be made under this Plan until such condition or conditions have been satisfied to CPI's satisfaction in full.

       5.4. Source of Stock. Stock issued under this Plan may (at CPI's discretion) be issued from treasury Stock or from authorized but unissued Stock.

       5.5. Shareholder Approval. This Plan shall be null and void if CPI's shareholders fail to approve this Plan at a duly called meeting of such shareholders, and any award or issuance of Stock under this Plan before the date of such approval shall be made subject to such approval.

       5.6. Amendment. The Board of Directors of CPI may amend this Plan from time to time; provided, no such amendment shall become effective absent the approval of CPI's shareholders to the extent such amendment (under the terms of Rule 16b-3 of the Securities Exchange Act of 1934, as amended) would

          (a) materially increase the benefits accruing to participants under this Plan,

          (b) materially increase the number of securities which may be issued under this Plan, or

          (c) materially modify the requirements as to eligibility to participation in this Plan.

       5.7. Termination. The Board of Directors of CPI shall have the right to terminate this Plan at any time; provided, if this Plan is terminated, each Outside Director shall be treated under Section 4.2(a) of the Old Plan as if he died (for purposes of the Old Plan) on the date of such termination.

          IN WITNESS WHEREOF, CPI has caused its President to execute this Plan on its behalf this ________ day of _______________, 1995.
                              COUSINS PROPERTIES INCORPORATED







                              BY:______________________________
                                        President